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                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 --------------
                                | SEC FORM 8-K |
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                        AMENDMENT NO. 1 TO CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 Date of Report:
                        (Date of earliest event reported)
                                  Marh 13, 2008

                            -----------------------
                           | World Associates, Inc.|
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                            Stock Symbol:  OTCBB: WAIV
                        Commission File Number 000-27949

                       Nevada                     88-0406903
             (State of incorporation)          (IRS Employer ID)

                               Company Address

                            World Associates, Inc.
                        28310 Roadside Drive, Suite 120
                           Agoura Hills, CA 91301

                                818-991-1770


                                TRANSFER AGENT:

                        Pacific Stock Transfer Company
                       500 E. Warm Springs Rd., St. 240
                           Las Vegas, Nevada 89119
                              (702) 361-3033

ITEM 8.01 OTHER EVENTS:

THE STATUS OF THE BRAXTA CORPORATION INVESTMENT

World Associates, Inc., the "Company", through Credit Restoration Capital LLC ("CRC"), entered into several agreements with Braxta Corporation (Braxta), a Delaware corporation, in June of 2006, including, an "Investment Agreement," a Security Agreement, and a "Stock Purchase Agreement".

Under the Investment Agreement between Braxta and CRC, CRC invested one million dollars ($1,000,000) in Braxta's balance transfer program in return for one million three hundred dollars ($1,300,000) in payments over twelve months and an ongoing ten (10%) percent profit interest in Braxta's business. CRC's investment was secured under the Security Agreement by a security interest in a portfolio of charged-off credit card debt accounts which Braxta purchased using the one million dollars ($1,000,000) CRC invested, which were to be used in Braxta's credit card balance transfer program. The portfolio consisted of approximately 5,000 having a face value of nearly $18,000,000 (the "Accounts"). Private investors provided one million dollars ($1,000,000) plus $100,000 for a one-year interest reserve and $100,000 for fees in connection with the transaction. Real estate assets owned jointly by the same investors and the Company guaranteed the funding. The Company owns one half of the equity in CRC and is one of its managing members.

THE CURRENT STATUS OF THE INVESTMENT AGREEMENT

Braxta failed to make payments as agreed in the Investment Agreement. After repeated demands and negotiations over several months, the parties entered into a "Settlement Agreement" on June 20th, 2007 wherein it was agreed that Braxta would pay CRC the sum of one million eight hundred thousand dollars ($1,800,000) in exchange for a full release of CRC's rights under the Investment Agreement and the Stock Purchase Agreement. Braxta defaulted under the Settlement Agreement. As a result, on January 14, 2008, CRC foreclosed on and acquired title to the Accounts in accordance with the Security Agreement and applicable law.

The Accounts were purchased for $1,000,000 in June of 2006. Credit market conditions in general have deteriorated since that time, including the market affecting these Accounts. As a result the current estimated value of the Accounts is substantially less than when purchased.

CURRENT STATUS OF THE STOCK PURCHASE AGREEMENT

The Stock Purchase Agreement called for Braxta to purchase 10% of the issued and outstanding stock of the Company at the time of the agreement in return for $5,000,000. After defaulting under the Investment Agreement, Braxta repudiated its obligation to purchase the stock. Given the history of this transaction, the Company has no confidence in Braxta's willingness or ability to make good on its offer to purchase an interest in the Company as provided in the Stock Purchase Agreement. The time frame agreed for the purchasing stock under the Stock Purchase Agreement was twelve months from June 30, 2007. That time has passed.

POST FORECLOSURE ACTIONS TAKEN BY CRC

Since the Accounts were foreclosed CRC took has taken following actions:

1. CRC entered into an agreement with Card Acquisitions LLC in March 2008 wherein they would administer a balance transfer program that allows debtors to renegotiate their debt and "balance transfer" an agreed amount to a new credit card as a way of settling the debt and restoring their good credit.

2. As a part of the program, a licensed collection agency was engaged to collect on some debt accounts that are not candidates for the balance transfer program.

WHAT RESULTS CAN BE EXPECTED

The net recovery from the program currently underway is estimated to be in the range of $200,000. Other programs or collection efforts can be undertaken in the future, or the Accounts may be sold in bulk to another party. The proceeds, if any, would add to the recovered amount.

There is a developed market for debt accounts like those the CRC acquired, however, that market is experiencing uncertain times like other credit related markets. That uncertainty resulted, at the end of 2007, in the first decline in the value of debt assets of the type the CRC acquired in many years. The strained market environment and continued uncertainty will continue to influence the value of the Accounts.

There is no way to be certain when the market will stabilize and or if there will be a better environment for a bulk sale of the assets. In the meantime, CRC intends to recover what it can by means of the program outlined above.

THE LEGAL STATUS

CRC foreclosed on the Accounts and it is making whatever recovery is possible. To date CRC has taken no formal legal action against Braxta, its shareholders or others who may have received money due to CRC from money collected on the Accounts. All legal options remain open to CRC.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Associate, Inc.
/s/ Randall Prouty, President

Date: April 2, 2008